Exhibit 99.1

Firemen,

It’s been two weeks since the announcement of our intention to merge with Cisco. I imagine there is a lot of excitement, as well as some uncertainty, and I know that you have many questions. My intention with this email is to give you a brief explanation of where we are as we begin the first phase of “integration planning” in this transition process.

Working with Cisco, we have begun to form teams to drive each track of the integration planning process, which will kick off the week of August 12th. At Cisco, that process is managed by an integration lead, John DeRusso. You’ll be hearing a lot from him and from his team as we progress. Tom McDonough has taken on the role of Sourcefire Integration Executive. He’ll be supported by Kris McMahon; together, they will represent Sourcefire and work closely with the Cisco team as we move through the stages of integration. Many thanks to Tom and Kris!

While the Cisco integration practice itself has been built through work on many acquisitions, it is important to recognize that each one is unique. A big part of our combined focus will be on retaining the key differentiators of Sourcefire and enabling them to benefit our combined security business.

Broadly speaking, there are five areas of focus:

•	Organization Design and Alignment: the process by which teams, roles and reporting structures are determined;

•	Employee Enablement/Onboarding: the process by which employees transition to Cisco benefits and payroll and gain access to Cisco systems and tools;

•	Site Infrastructure and Technology Enablement: the process by which work environments, technology, and infrastructure are migrated and/or integrated;

•	Products and Technology: the process that defines the integration planning for Sourcefire’s current products, technologies and service offerings;

•	Go to Market: the process that defines the target market, where we will promote and sell, and how we will support our customers and partners.

Beginning August 12, we will be working side-by-side with the Cisco teams to determine the specifics of each area and to build the blueprints we’ll use to guide us through the formal planning for each one as well as identifying other areas requiring integration planning.

On a note specific to Employee Enablement and Onboarding, I want to provide a bit more clarity regarding the employee benefit integration planning. There have been many questions about Cisco’s offerings and how they compare to ours. While I would love to provide you with full details, at this point, we simply aren’t ready to do so. As of yet, we don’t have the details to share. Cisco takes a very holistic approach in reviewing benefit plans, compensation, and other employee programs to ensure that when we do communicate, our message is clear and complete. As soon as information becomes available, we will let you know.

While we still have many unanswered questions, it is a very exciting time. I’m looking forward to the future, and to what we will achieve as one team. I hope this has given you an idea of what the next few weeks will bring. Thank you for your support and patience throughout this process, and I encourage you to make use of the Ask A Question function on the Cisco Acquisition Connection site, found at https://www.acquisitionconnection.com/sourcefire.

Best,

Leslie

Additional Information and Where to Find It

In connection with the proposed acquisition by Cisco Systems, Inc. (“Cisco”) of Sourcefire, Inc. (“Sourcefire”) pursuant to the terms of an Agreement and Plan of Merger by and among Sourcefire, Cisco, and a wholly-owned subsidiary of Cisco, Sourcefire will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the proxy statement (including all amendments and supplements) because it will contain important information. Investors may obtain free copies of the proxy statement when it becomes available, as well as other filings containing information about Sourcefire, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Sourcefire’s Investor Relations web site (http://investor.sourcefire.com/) or by directing a request to Sourcefire at: Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, MD 21046.

Sourcefire and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from Sourcefire’s stockholders with respect to the acquisition. Information about Sourcefire’s executive officers and directors is set forth in the proxy statement for the Sourcefire 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2013. Investors may obtain more detailed information regarding the direct and indirect interests of Sourcefire and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

Forward-Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning Cisco’s proposed acquisition of Sourcefire, Sourcefire’s expected financial performance, as well as Sourcefire’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of our customers to the transaction; general economic conditions; the possibility that Sourcefire may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Cisco and Sourcefire file with the

SEC on Forms 10-K, 10-Q and 8-K. The filings by Sourcefire identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Sourcefire is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.